Exhibit 99.1
For Immediate Release

Contacts:	Steve Gaut, Public Relations
404-828-8787

Scott Childress, Investor Relations
404-828-7957

UPS ANNOUNCES CFO SUCCESSION PLAN

Richard Peretz to Retire and Brian Newman Appointed CFO

ATLANTA, August, 12, 2019 - UPS (NYSE:UPS) today announced Richard Peretz, UPS Chief Financial Officer, 57 plans to retire. Brian Newman, 50, currently Executive Vice President, Finance and Operations, Latin America for PepsiCo, is appointed UPS Chief Financial Officer, effective September 16, 2019. Newman will join the UPS Management Committee, the senior-most leadership team responsible for management of the company. Peretz will remain with the company through December 2019 to assist Newman to ensure a smooth transition period.

Newman is a proven senior corporate leader with extensive finance, operations, corporate strategy and information technology experience. He served in positions of increasing responsibility at PepsiCo over 26 years and has worked in Asia, Europe, Russia and the U.S. in various corporate, regional and sector assignments. He began his career in investment banking prior to joining PepsiCo. In his current role, Newman has leadership responsibility for all finance and operations activity across the Latin America region.

“I am very pleased to welcome Brian to UPS’s senior management team,” said David Abney, UPS Chairman and CEO. “Brian’s deep finance knowledge and broad cross-functional experience will be a great asset as we continue our Transformation. He will contribute to our drive for improved growth and operating performance, and he will support our strategies focused on the long term success of the company.”
Richard Peretz was appointed UPS CFO in 2015 and served in numerous roles throughout his 38 year career with UPS.

“On behalf of the company and the entire Board of Directors, I thank Richard for his commitment and substantial contributions to UPS,” said Abney. “Richard’s leadership and guidance helped the company achieve strong financial and operational performance, and have well positioned the company for the future. I am pleased that Richard will help facilitate a smooth leadership transition.”

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"I am proud to have been part of such a great company and to have participated in UPS’s extraordinary growth during my years here,” said Peretz. “I am confident in the management team and appreciative of all the opportunities I have been given throughout my career at UPS.”
Peretz joined UPS in 1981. He held a series of finance leadership positions of increasing responsibility, including district controller supporting UPS's expansion into the Americas, and he was a key member of the team responsible for UPS’s IPO in 1999. Peretz was named Chief Financial Officer of International in 2003, and promoted to Corporate Finance Vice President in 2007, where he oversaw a broad range of finance staff areas. He was named Corporate Controller in 2013, and expanded his role to include Corporate Treasurer in 2014.
Editor’s Note: biographies and photos are available on the UPS Pressroom at: http://www.pressroom.ups.com.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. UPS was awarded America’s Best Customer Service company for Shipping and Delivery services by Newsweek magazine; Forbes Most Valuable Brand in Transportation; and top rankings on the JUST 100 list for social responsibility, the Dow Jones Sustainability World Index, and the Harris Poll Reputation Quotient, among other prestigious rankings and awards. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at longitudes.ups.com. The company’s sustainability eNewsletter, UPS Horizons, can be found at ups.com/sustainabilitynewsletter. To get UPS news direct, follow @UPS_News on Twitter. To ship with UPS, visit ups.com/ship.

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